Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
August 22, 2013

                            For Further Information Contact:
                                                                                                 Paul M. Limbert
                                                                                                 President & CEO
                                                                                                 or
                                                                                                 Robert H. Young
                                                                                                                                             Executive VP & CFO
                                                                                                 (304) 234-9000

                                                                                                                                            Nasdaq Trading Symbol: WSBC

WesBanco Announces Increased Quarterly Cash Dividend Rate

Wheeling, WV. . .   WesBanco, Inc. (Nasdaq: WSBC) today announced an increase in the quarterly cash dividend rate to be paid to its shareholders to $0.20 per common share from the previous quarterly dividend rate of $0.19 per common share, or a 5.3% increase.  The increased dividend will be payable on October 1, 2013 to shareholders of record on September 13, 2013.  This is the second increase in the quarterly dividend rate this year and represents an annualized 11.1% increase in WesBanco’s dividend during 2013.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company’s recent strong earnings achievements, as well as WesBanco’s strong capital position. The cash dividend increase represents an annualized cash dividend of $0.80 per common share.

WesBanco, Inc. is a multi-state bank holding company of $6.1 billion in total assets providing banking services through 118 locations and 104 ATMs in West Virginia, Ohio and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.